Exhibit 5.1  Opinion of Steven D. Adler, P.C. (regarding legality).

                      LAW OFFICES OF STEVEN D. ADLER, P.C.
                           2130 N.E. Klickitat Street
                          Portland, Oregon 97212-2459
                           Telephone: (503) 293-9000
                           Facsimile: (503) 282-5833
                           Email: sadler@pacifier.com


                                 June 13, 2001



To the Board of Directors
of Tessa Complete Health Care, Inc.
Gentlemen:

We have acted as counsel for Tessa Complete Health Care, Inc. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 20,000,000 shares of Company's Common Stock, par value $0.02 per share (the "Shares"), issuable pursuant to that certain Consulting Agreement by and between Company and Daniel Smith, dated January 23, 2001, as amended by Third Addendum to Consulting Agreement, dated May 31, 2001 (the "Plan"). We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion, as of June 13, 2001, that 803,363 Shares under the Plan have been duly authorized and, when issued and sold pursuant to the Plan, legally issued, fully paid, and non-assessable. Company has filed a Proxy Statement with the SEC and will hold its Annual Meeting of Shareholders on June 22, 2001. If the shareholders approve a proposed amendment to Company's Articles of Incorporation, increasing the number of authorized Shares of Common Stock from 50,000,000 to 500,000,000, and if the Amended Articles of Incorporation are duly filed with and accepted by the Secretary of State of the State of Georgia, the remainder of the Shares under the Plan shall have been duly authorized and, when issued and sold pursuant to the Plan, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ STEVEN D. ADLER, P.C.